Exhibit 4.1
SUPPLEMENT NO. 1 TO GUARANTY OF PAYMENT
(DOMESTIC CREDIT PARTIES)
SUPPLEMENT NO. 1 dated as of May 26, 2010 to the GUARANTY OF PAYMENT (DOMESTIC CREDIT PARTIES), dated as of April 15, 2008 (the “Agreement”), among ABERCROMBIE & FITCH CO., a Delaware corporation (“Parent”), and each direct and indirect Subsidiary of Parent other than Abercrombie & Fitch Management Co. (each a “Domestic Subsidiary” and, together with Parent and any other Domestic Subsidiaries that become parties hereto as contemplated by Section 25 thereof, referred to herein individually as a “Guarantor” and collectively as the “Guarantors”), and PNC Bank, National Association (as successor by merger to National City Bank), as global administrative agent (the “Global Agent”) for the lenders (the “Lenders”) party to the Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Abercrombie & Fitch Management Co. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Global Agent, the Lenders party thereto and the other parties party thereto.
The Guarantors have entered into the Agreement in order to induce the Lenders to make Loans to the Borrowers (such term and other capitalized terms used herein and not otherwise defined herein having the meanings assigned to such terms in the Agreement and the Credit Agreement). Section 25 of the Agreement provides that additional Domestic Subsidiaries may become Guarantors under the Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary (the “New Guarantor”) is executing this Supplement to become a Guarantor under the Agreement. As a Subsidiary, the New Guarantor acknowledges that it derives substantial benefits from the extension of credit to the Borrowers under the Credit Agreement.
Accordingly, the Global Agent and the New Guarantor agree as follows:
SECTION 1. In accordance with Section 25 of the Agreement, the New Guarantor by its signature below becomes a Guarantor under the Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Agreement shall be deemed to include the New Guarantor. The Agreement is hereby incorporated herein by reference.
SECTION 2. The New Guarantor represents and warrants that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Global Agent shall have received a counterpart of this Supplement that bears the signature of the New Guarantor.

SECTION 4. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.
SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement, and of any such provision with respect to any other Guarantor, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.
SECTION 8. The New Guarantor agrees to reimburse the Global Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Global Agent.
IN WITNESS WHEREOF, the New Guarantor and the Global Agent have duly executed this Supplement to the Agreement as of the day and year first above written.

AFH PUERTO RICO LLC,			PNC BANK, NATIONAL ASSOCIATION
an Ohio limited liability Company			(as successor by merger to
National City Bank),
as Global Agent
By:	Abercrombie & Fitch International., Inc., a Delaware corporation
			By:	/s/ Thomas E. Redmond
				Name:	Thomas E. Redmond
By:	/s/ Jonathan E. Ramsden			Title:	Senior Vice President

	Name:	Jonathan E. Ramsden
	Title:	President

Address:	6301 Fitch Path
New Albany, Ohio 43054
Attention: Treasurer
Facsimile: 614.283.8686